Exhibit 99.1

Contact:	John L. Morgan
763-520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES LAUNCH OF
WINMARK BUSINESS SOLUTIONS WEB SITE

Minneapolis, MN (December 3, 2003) — Winmark Corporation (Nasdaq: WINA) announced today that Winmark Business Solutions, a division of Winmark, has launched its small business web site (www.wbsonline.com).

Winmark Business Solutions web site delivers the following free services to members:

•                  Key Products and Services—High quality partners provide product and service solutions to common issues faced by small businesses at discounts up to 50%.  A few examples of our product and service offerings include office supplies from Staples, copying and printing services from Kinko’s, computers and related equipment from Hewlett Packard, retirement and investment planning from T. Rowe Price, accounting and tax services from McGladrey Contract Business Services, web hosting and design services from Interland and much more.

•                  The Winmark Business Solutions Business Guide—5,000 pages of expert content covering everything from how to start a small business to how to sell your business.

•                  Business Tools—Model business forms, financial templates, employment policies and much more ready for use.

•                  Articles—Access to timely business articles on small business issues from The Wall Street Journal’s StartUpJournal.com and Entrepreneur.com.

John L. Morgan, Chairman and CEO, commented, “Winmark Business Solutions builds on our franchising experience to serve a broader array of small businesses.  The small business segment of the U.S. economy is underserved and needs access to lower costs and better products and service.”

Mr. Morgan went on to state, “Based on our experience, we are uniquely positioned to serve the small business owner.  The Winmark Business Solutions web site is another step in growing our Company into a broad based small business services provider.”

Winmark Corporation develops franchises, provides business services (www.wbsonline.com) and operates value-oriented retail concepts for stores that buy, sell, trade and consign used and new merchandise.  At September 27, 2003, the Company had 816 stores in operation and an additional 24 franchises awarded but not open.  Of the stores in operation, there were 458 Play It Again Sports®, 216 Once Upon A Child®, 96 Plato’s Closet® and 46 Music Go Round® stores.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to the Company’s business plans and growth.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and that actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.